QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.2

        I, James W. Bear, the Senior Vice President and Chief Financial Officer of The Steak n Shake Company, certify that (i) the Quarterly Report on Form 10-Q for the quarter ended December 18, 2002, (the "Report") fully complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, and (ii) the information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of The Steak n Shake Company as of the dates and for the periods set forth therein.

/s/ JAMES W. BEAR James W. Bear Senior Vice President and Chief Financial Officer February 3, 2003

QuickLinks

Exhibit 99.2